EXHIBIT 99.1

PREMIERWEST BANCORP ANNOUNCES 2008 FINANCIAL RESULTS

MEDFORD, OR – January 29, 2009: PremierWest Bancorp (NASDAQ -- PRWT) announced net income for the full year ended December 31, 2008 of $648,000, and earnings per share on a fully diluted basis of $0.02.

For the fourth quarter ending December 31, 2008, PremierWest Bancorp recorded a net loss of $3,088,000 compared to net income of $1,288,000 for the immediately preceding quarter ended September 30, 2008. Earnings per share on a fully diluted basis totaled a loss of $0.14 for the fourth quarter of 2008, compared to profit of $0.05 per share for the quarter ended September 30, 2008.

Jim Ford, President and Chief Executive Officer stated, “Solid core earnings allowed us to fund higher than normal loan loss provisions and still report an annual profit. We continue to work diligently with our customers who need assistance through these current economic conditions. Most of our customers continue to move forward positively with their business strategies and our experienced staff continues to proactively manage the credit relationships that are not performing as originally intended.”

During the fourth quarter just ended, business items of significance included:

  The bank remained “Well Capitalized” with a risk-based capital ratio of 11.43 percent.
  Net interest margin, on a tax equivalent basis, was 4.36 percent, down 31 basis points from the immediately preceding quarter as a result of margin compression from the conflicting trends of Fed interest rate drops and deposit rate competition among our various local competitors and of interest reversals on non-performing loans. Notably, interest reversals declined on a sequential quarterly basis for the first time in a year.
  Non-performing assets were $71.9 million or 4.84 percent of total assets.
  Provision for loan losses was $10.1 million, reflecting our commitment to maintain our loan loss reserve at an appropriate level given current economic conditions.
  Charge-offs of non-performing loans during the quarter totaled $8.5 million. Recoveries during the fourth quarter of 2008 of previously charged-off loans totaled $306 thousand.

CREDIT QUALITY

During the quarter just ended, we recorded $10.1 million in provision and net charge-offs of previously identified non-performing loans totaling $8.2 million, bringing our reserve for loan and lease losses to $22.9 million or 1.81 percent of loans. Non-performing loans totaled $67.5 million or 5.33 percent of total loans at December 31, 2008 compared to $58.8 million or 4.64 percent of total loans at September 30, 2008.

Rich Hieb, Senior Executive Vice President, stated, “Our Special Assets team has gained a good deal of traction in working through our non-performing credits, and we are optimistic that workouts and recoveries will accelerate in the months ahead, favorably impacting our non-performing asset total.”

Some of the actions that have been initiated and/or completed include:

  An independent, external evaluation of our acquisition & development and construction loan portfolios was completed and confirmed that our internal review of these portfolios was reliable.
  Senior management continues to guide our line managers in addressing the actions to be taken to reduce non-performing assets.
  Senior executives are dealing directly with problem credits to assert leverage on those customers who have the potential to perform.

Rich Hieb added, “I believe we have a solid understanding of the risks in our loan portfolio. We are working very hard to bring down the level of non-performing assets. Similar to last quarter, more than 80 percent of our non-performing assets are concentrated in eleven borrowing relationships.”

LOAN AND DEPOSIT GROWTH

Loans as of December 31, 2008 were $1.27 billion, up $241.6 million or 23.6 percent from December 31, 2007 primarily due to the Stockmans Financial Group acquisition. During the fourth quarter, loans declined by $2.6 million or 0.2 percent. Jim Ford stated, “Our focus on adding only the highest quality credits to the loan portfolio, combined with non-performing loan charge-offs, is holding our loan volume totals relatively constant at this point.”

Deposits at December 31, 2008 were $1.21 billion, increasing 29.5 percent or $276.0 million from the December 31, 2007 total. Again, the most significant factor behind our annual deposit growth was the Stockman Financial Group acquisition. During the fourth quarter of 2008, deposits declined $14.6 million or 1.2 percent from the September 30, 2008 balances.

Non-interest bearing deposits totaled $228.8 million or a strong 18.9 percent of total deposits, representing growth of 14.4 percent over the prior year end balance. Joe Danelson, Executive Vice President & Chief Banking Officer, stated, “We have shown quality growth in the number of demand deposit accounts being opened during the third and fourth quarters of 2008. We believe continuing emphasis in this area will help us maintain our relatively high percentage of non-interest bearing accounts and continue the valuable base of core deposits from which we are able to cross-sell other products.”

NET INTEREST MARGIN

Net interest income for the year ended December 31, 2008 was $60.7 million, an increase of $5.5 million or 9.9 percent compared to 2007. Net interest income for the most recent quarter totaled $14.3 million, compared to $15.6 million for the third quarter of 2008 and $13.8 million for the fourth quarter of 2007. The Company’s tax adjusted net interest margin for 2008 was 4.71 percent compared to 5.72 percent for 2007. The 101 basis point decline was a result of declining interest rates and $1.7 million in interest reversals on loans placed on non-accrual status during 2008. Our net interest margin for the most recent quarter was 4.36 percent compared to 4.67 percent for the immediately preceding quarter ended September 30, 2008, and was the result of the falling interest rate environment, $420 thousand in interest reversals on loans placed on non-accrual status, and an unusually competitive core deposit interest rate environment.

The yield on earning assets for the year and the quarter ending December 31, 2008 was 6.92 percent and 6.36 percent, respectively. The fourth quarter yield declined 45 basis points compared to the immediately preceding quarter and 192 basis points compared to the year earlier quarter. Again, dramatic declines in interest rates during 2008 and interest reversals on loans placed on non-accrual status were principally responsible for the decrease. The prime rate, as an example, dropped 400 basis points during 2008 including a 225 basis point drop during the first four months and a 175 basis point drop during the last quarter of 2008.

The cost of average total deposits and borrowings for the quarter ended December 31, 2008 was 2.05 percent, down 15 basis points from the immediately preceding quarter. The cost of average total deposits and borrowings for the year 2008 was 2.28 percent, down 62 basis points from 2007.

Mike Fowler, Executive Vice President & Chief Financial Officer stated, “PremierWest continues to achieve net interest margin performance near the top of our peer group. We also strive to pay a fair and competitive rate to our customers in each of our local markets. During 2008, we saw several of our large regional competitors, several of which no longer exist as independent entities, pay rates that appeared irrational in view of the general interest rate environment. This led to an unsupportable upward bias in deposit interest rates that to varying degrees still persists.”

NON-INTEREST INCOME

During the fourth quarter of 2008, PremierWest recorded non-interest income of $2.6 million, up $406 thousand or 18.5 percent from the same period in 2007 and $70 thousand or 2.8 percent from the immediately preceding quarter. On a full year basis, non-interest income in 2008 grew 13.4 percent or $1.2 million to $10.0 million. The year-over-year growth was largely due to the acquisition of Stockmans Financial Group and was driven by a $975 thousand increase in deposit service charge fees and a $244 thousand increase in credit card interchange fees.

NON-INTEREST EXPENSE

Non-interest expense during the quarter just ended was $11.9 million, an increase of $462 thousand or 4.0 percent when compared to the quarter ended September 30, 2008. Problem loan expense and other real estate owned expense increased $262 thousand and were the principal causes for the fourth quarter increase over the third quarter. Also contributing to the overage was a decrease in the FAS 91 reduction to staff expense reflecting a slowing in overall loan production due to the economic malaise.

The non-interest expense increase placed our efficiency ratio at 70.2 percent, up from 63.1 percent for the quarter ended September 30, 2008 and well above our targeted ratio range of 58 to 60 percent. Jim Ford stated, “Actions have been taken to reduce non-essential costs as we move into 2009. However, the announced changes to FDIC assessments intended to restore the FDIC insurance fund provide a formidable challenge to reducing total non-interest expense. Similarly, continued efforts to reduce our non-performing asset total are an essential expenditure that will assist in re-establishing our top tier financial performance over the long run.”

CAPITAL

PremierWest remained “Well Capitalized” by all regulatory standards as of December 31, 2008. Jim Ford stated, “In the current economic and regulatory environment, maintaining a strong equity base is of utmost importance in positioning ourselves to prosper when better economic times return. We remain optimistic that the Fed’s economic stimulus actions and time will produce a resumption of more normal GDP growth and increased employment later this year. Having said that, we must also plan for a more protracted downturn than what we expect. Maintaining our ’Well Capitalized’ status is among one of the most important elements of that plan. As we recently announced, we have received preliminary approval from the United States Treasury of our application for TARP Capital Purchase Program funds. Receipt of these funds will further bolster our capital position and facilitate our ability to prudently expand our lending within our service area.”

ABOUT PREMIERWEST BANCORP

PremierWest Bancorp (NASDAQ: PRWT) is a financial services holding company headquartered in Medford, Oregon, and operates primarily through its subsidiary PremierWest Bank. PremierWest Bank offers expanded banking-related services through two subsidiaries, Premier Finance Company and PremierWest Investment Services, Inc.

PremierWest Bank was created following the merger of the Bank of Southern Oregon and Douglas National Bank in May, 2000. In April, 2001, PremierWest Bancorp acquired Timberline Bancshares, Inc. and its wholly-owned subsidiary, Timberline Community Bank, with eight branch offices located in Siskiyou County in northern California. In January, 2004, PremierWest acquired Mid Valley Bank with five branch offices located in the northern California counties of Shasta, Tehama and Butte. In January, 2008, PremierWest acquired Stockmans Financial Group, and its wholly owned subsidiary, Stockmans Bank, with five full service banking offices in the Sacramento, California area. During the last several years, PremierWest expanded into the Klamath Falls and Central Oregon communities of Bend and Redmond, and into Yolo, Butte, and Placer counties in California.

DISCLOSURE REGARDING FORWARD LOOKING STATEMENTS

This press release includes forward-looking statements within the meaning of the “Safe-Harbor” provisions of the Private Securities Litigation Reform Act of 1995, which management believes are a benefit to shareholders. These statements are necessarily subject to risk and uncertainty and actual results could differ materially due to certain risk factors, including those set forth from time to time in PremierWest’s filings with the SEC. You should not place undue reliance on forward-looking statements and we undertake no obligation to update any such statements. We make forward-looking statements in this press release about the prospects for earnings growth, deposit and loan growth, capital levels, peer rankings, closing of the Treasury investment, the effective management of our credit quality, the collectability of identified non-performing loans and the adequacy of our Allowance for Loan Losses.

PREMIERWEST BANCORP
FINANCIAL HIGHLIGHTS
(All amounts in 000's, except per share data)
(unaudited)

					For the three
EARNINGS AND PER SHARE DATA					months ended
					September 30,
For the Three Months Ended December 31	2008	2007	Change	% Change	2008	Change	% Change

Interest income	$ 20,905	$ 21,218	$ (313)	-1.5%	$ 22,703	$ (1,798)	-7.9%
Interest expense	6,575	7,416	(841)	-11.3%	7,149	(574)	-8.0%

Net interest income	14,330	13,802	528	3.8%	15,554	(1,224)	-7.9%
Provision for possible loan losses	10,100	186	9,914	5330.1%	4,750	5,350	112.6%
Non-interest income	2,606	2,200	406	18.5%	2,536	70	2.8%
Non-interest expense	11,882	9,785	2,097	21.4%	11,420	462	4.0%

Pre-tax income	(5,047)	6,031	(11,077)	-183.7%	1,920	(6,966)	-362.8%
Provision for income taxes	(1,959)	2,281	(4,240)	-185.9%	632	(2,591)	-410.0%

Net income	$ (3,088)	$ 3,750	$ (6,838)	-182.3%	$ 1,288	$ (4,375)	-339.7%

Basic earnings per share	$ (0.14)	$ 0.22	$ (0.36)	-163.6%	$ 0.05	$ (0.19)	-380.0%

Diluted earnings per share	$ (0.14)	$ 0.20	$ (0.34)	-170.0%	$ 0.05	$ (0.19)	-380.0%

Average shares outstanding--basic	22,797,116	16,992,672	5,804,444	34.2%	22,398,418	398,698	1.8%
Average shares outstanding--diluted (1)	22,820,088	18,426,102	4,393,986	23.9%	22,424,008	396,080	1.8%

For the Twelve Months Ended December 31

Interest income	$ 89,262	$ 82,455	$ 6,807	8.3%
Interest expense	28,573	27,216	1,357	5.0%

Net interest income	60,689	55,239	5,450	9.9%
Provision for possible loan losses	23,150	686	22,464	3274.6%
Non-interest income	9,992	8,810	1,182	13.4%
Non-interest expense	46,931	38,958	7,973	20.5%

Pre-tax income	600	24,405	(23,805)	-97.5%
Provision for income taxes	(48)	9,303	(9,351)	-100.5%

Net income	$ 648	$ 15,102	$ (14,454)	-95.7%

Basic earnings per share	$ 0.02	$ 0.87	$ (0.85)	-97.7%

Diluted earnings per share	$ 0.02	$ 0.82	$ (0.80)	-97.6%

Average shares outstanding--basic	22,129,577	17,014,874	5,114,703	30.1%
Average shares outstanding--diluted (1)	22,171,417	18,492,985	3,678,432	19.9%

(1) Conversion of the Company's preferred stock was antidilutive as of September 30, 2008. Hence, fully diluted average shares outstanding were adjusted at
September 30, 2008, accordingly despite the fact that the preferred shares were mandatorily converted in November 2008.

SELECTED FINANCIAL RATIOS
(annualized)
				For the three
				months ended
For the Three Months Ended December 31	2008	2007	Change	September 30, 2008	Change

Yield on average gross loans (1)	6.46%	8.32%	(1.86)	6.95%	(0.49)
Yield on average investments (1)	3.35%	4.91%	(1.56)	2.96%	0.39
Total yield on average earning assets (1)	6.36%	8.28%	(1.92)	6.81%	(0.45)
Cost of average interest bearing deposits	2.43%	3.62%	(1.19)	2.60%	(0.17)
Cost of average borrowings	3.71%	5.20%	(1.49)	4.44%	(0.73)
Cost of average total deposits and borrowings	2.05%	2.98%	(0.93)	2.20%	(0.15)
Cost of average interest bearing liabilities	2.50%	3.72%	(1.22)	2.70%	(0.20)
Net interest spread	3.86%	4.56%	(0.70)	4.11%	(0.25)
Net interest margin (1)	4.36%	5.41%	(1.05)	4.67%	(0.31)

Net (charge-offs) recoveries to average loans	-0.65%	0.03%	(0.68)	-0.64%	(0.01)
Allowance for loan losses to loans	1.81%	1.12%	0.69	1.65%	0.16
Allowance for loan losses to non-performing loans	33.88%	135.89%	(102.01)	35.64%	(1.76)
Non-performing loans to total loans	5.33%	0.82%	4.51	4.64%	0.69
Non-performing assets to total assets	4.84%	0.73%	4.11	4.17%	0.67

Return on average equity	-6.48%	11.68%	(18.16)	2.70%	(9.18)
Return on average assets	-0.83%	1.32%	(2.15)	0.34%	(1.17)

Efficiency ratio (2)	70.16%	61.15%	9.01	63.13%	7.03

For the Twelve Months Ended December 31

Yield on average gross loans (1)	7.02%	8.55%	(1.53)
Yield on average investments (1)	3.62%	5.26%	(1.64)
Total yield on average earning assets (1)	6.92%	8.52%	(1.60)
Cost of average interest-bearing deposits	2.71%	3.55%	(0.84)
Cost of average borrowings	4.62%	5.51%	(0.89)
Cost of average total deposits and borrowings	2.28%	2.90%	(0.62)
Cost of average interest-bearing liabilities	2.80%	3.65%	(0.85)
Net interest spread	4.12%	4.87%	(0.75)
Net interest margin (1)	4.71%	5.72%	(1.01)

Net (charge-offs) recoveries to average loans	-1.66%	0.03%	(1.69)
Allowance for loan losses to loans	1.81%	1.12%	0.69
Allowance for loan losses to non-performing loans	33.88%	135.89%	(102.01)
Non-performing loans to total loans	5.33%	0.82%	4.51
Non-performing assets to total assets	4.84%	0.73%	4.11

Return on average equity	0.35%	12.25%	(11.90)
Return on average assets	0.04%	1.41%	(1.37)

Efficiency ratio (2)	66.40%	60.83%	5.57

(1) Tax equivalent
(2) Non-interest expense divided by net interest income plus non-interest income

PREMIERWEST BANCORP
FINANCIAL HIGHLIGHTS
(All amounts in 000's, except per share data)
(unaudited)
					Balance Sheet
BALANCE SHEET					at September 30,
At December 31	2008	2007	Change	% Change	2008	Change	% Change

Fed funds sold and investments	$ 40,576	$ 18,576	$ 22,000	118.4%	$ 43,692	$ (3,116)	-7.1%

Gross loans	1,265,932	1,024,288	241,644	23.6%	1,268,536	(2,604)	-0.2%
Allowance for loan losses	(22,858)	(11,450)	(11,408)	99.6%	(20,960)	(1,898)	9.1%

Net loans	1,243,074	1,012,838	230,236	22.7%	1,247,576	(4,502)	-0.4%
Other assets	200,938	126,547	74,391	58.8%	181,951	18,987	10.4%

Total assets	$ 1,484,588	$ 1,157,961	$ 326,627	28.2%	$ 1,473,219	$ 11,369	0.8%

Non-interest-bearing deposits	$ 228,788	$ 199,941	$ 28,847	14.4%	$ 230,619	$ (1,831)	-0.8%
Interest-bearing deposits	982,531	735,374	247,157	33.6%	995,299	(12,768)	-1.3%

Total deposits	1,211,319	935,315	276,004	29.5%	1,225,918	(14,599)	-1.2%
Borrowings	75,973	83,491	(7,518)	-9.0%	44,281	31,692	71.6%
Other liabilities	12,125	11,480	645	5.6%	14,730	(2,605)	-17.7%
Stockholders' equity	185,171	127,675	57,496	45.0%	188,290	(3,119)	-1.7%

Total liabilities and stockholders' equity	$ 1,484,588	$ 1,157,961	$ 326,627	28.2%	$ 1,473,219	$ 11,369	0.8%

Period end shares outstanding (1)	23,574,351	18,157,421	5,416,930	29.8%	23,572,811	1,540	nm
Book value per share	$ 7.85	$ 7.03	$ 0.82	11.7%	$ 7.99	$ (0.14)	-1.8%
Tangible book value per share	$ 4.76	$ 5.79	$ (1.03)	-17.8%	$ 4.69	$ 0.07	1.5%

Allowance for loan losses:
Balance beginning of period	$ 11,450	$ 10,877	$ 573	5.3%	$ 11,450	$ -	nm
Balance-sheet reclassification (2)	-	(255)	255	nm	-	-	nm
Finance portfolio purchased (3)	-	436	(436)	nm	-	-	nm
Acquired from Stockmans Bank merger	9,112	-	9,112	nm	9,112	-	nm
Provision for loan losses	23,150	686	22,464	3274.6%	13,050	10,100	77.4%
Net (charge-offs) recoveries	(20,854)	(294)	(20,560)	6993.2%	(12,652)	(8202)	64.8%

Balance end of period	$ 22,858	$ 11,450	$ 11,408	99.6%	$ 20,960	$ 1,898	9.1%

Non-performing assets:
Non-performing loans	$ 65,531	$ 8,426	$ 57,105	677.7%	$ 55,864	$ 9,667	17.3%
Real estate owned	4,423	-	4,423	nm	2,669	1,754	65.7%
90-day past due not on non-accrual	1,937	-	1,937	nc	2,948	(1,011)	-34.3%

Total non-performing assets	$ 71,891	$ 8,426	$ 63,465	753.2%	$ 61,481	$ 10,410	16.9%

Notes:
(1) For September 30, 2008 and December 31, 2007, the amount includes 11,000 shares of preferred stock issued November 17, 2003 as if converted into common stock at a conversion ratio of 106.35 to 1 for a total of 1,169,925 common shares.
(2) Amount reclassified from the allowance for loan losses to other liabilities in accordance with Financial Accounting Standard No. 5. The amount reclassified represents the off-balance sheet credit exposure related to unfunded commitments to lend and letters of credit.
(3) Amount resulting from the purchase of a consumer finance loan portfolio on June 29, 2007.

					For the three
					months ended
For the Three Months Ended December 31	2008	2007	Change	% Change	September 30, 2008	Change	% Change

Average fed funds sold and investments	$ 42,406	$ 9,291	$ 33,115	356.4%	$ 44,074	$ (1,668)	-3.8%
Average loans, gross	1,267,134	1,012,850	254,284	25.1%	1,284,678	(17,544)	-1.4%
Average total assets	1,481,624	1,125,272	356,352	31.7%	1,495,529	(13,905)	-0.9%
Average non-interest-bearing deposits	229,552	195,462	34,090	17.4%	236,220	(6,668)	-2.8%
Average interest-bearing deposits	991,895	740,054	251,841	34.0%	997,605	(5,710)	-0.6%
Average total deposits	1,221,447	935,516	285,931	30.6%	1,233,825	(12,378)	-1.0%
Average total borrowings	56,080	50,549	5,531	10.9%	56,936	(856)	-1.5%
Average stockholders' equity	189,463	127,372	62,091	48.7%	189,952	(489)	-0.3%

For the Twelve Months Ended December 31
Average fed funds sold and investments	$ 39,433	$ 10,129	$ 29,304	289.3%
Average loans, gross	1,254,837	962,419	292,418	30.4%
Average total assets	1,457,230	1,073,571	383,659	35.7%
Average non-interest-bearing deposits	231,710	194,456	37,254	19.2%
Average interest-bearing deposits	972,975	707,462	265,513	37.5%
Average total deposits	1,204,685	901,918	302,767	33.6%
Average total borrowings	48,258	37,571	10,687	28.4%
Average stockholders' equity	186,054	123,244	62,810	51.0%

LOANS BY CATEGORY
(All amounts in 000's)
(unaudited)

	12/31/2008	9/30/2008	6/30/2008

Agricultural/Farm	$ 48,695	$ 47,473	$ 60,009
Commercial and Industrial	254,006	265,776	272,689
Commercial Real Estate - Owner Occupied	265,154	253,668	246,048
Commercial Real Estate - Non-Owner Occupied	582,593	592,125	584,328
Consumer/Other	115,484	109,495	110,604

	$ 1,265,932	$ 1,268,537	$ 1,273,678

Commercial Real Estate
Owner Occupied
Commercial Term	$ 236,140	$ 219,977	$ 211,532
Commercial Construction	16,778	20,284	20,001
Single Family Residential Construction
Oregon	1,599	1,071	1,271
California	10,637	12,336	13,244

Total Owner Occupied	$ 265,154	$ 253,668	$ 246,048

Non-Owner Occupied
Commercial Term	$ 320,273	$ 302,638	$ 300,737
Commercial Construction	45,155	62,491	64,519
Single Family Residential Construction
Oregon
Pre-Sold	1,100	3,093	2,962
Speculative	3,406	4,937	6,940
Builder Inventory	16,031	18,526	10,987

Total Oregon	20,537	26,556	20,889

California
Pre-Sold	1,977	1,779	701
Speculative	3,717	4,033	5,542
Builder Inventory	12,559	11,131	13,578

Total California	18,253	16,943	19,821

Commercial - Land Acquisition and Development	32,537	30,749	25,059
Commercial - Land Only	48,914	48,925	56,418
Residential - Land Acquisition and Development	96,924	103,823	96,885

Total Non-Owner Occupied	$ 582,593	$ 592,125	$ 584,328